Exhibit 10.11
                                    AGREEMENT

      AGREEMENT, dated as of November 6, 2003, by and between OPTIGENEX INC., a Delaware corporation with offices at 750 Lexington Avenue, 20th Floor, New York, NY 10022 ("Buyer"), on the one hand, and Mr. PIERRE APRAXINE of 59 West 12th Street, Apt. 2C, New York, NY 10011 ("Apraxine"), Mr. Michael L. K. Hwang as executor of the ESTATE OF JOHN B. ELLIOTT of 8 Blueberry Hill, Irvington, NY 10533 ("Elliott"), Mr. ANTHONY CHRISTIAN FLOOD of 21 Selwood Terrace, London SW 5, England, United Kingdom ("Flood") and Mr. PETER KOEPKE of 930 East Mountain Road South, Cold Spring, NY 10516 ("Koepke") (Apraxine, Elliott, Flood and Koepke referred to herein jointly and severally as the "Original Owners"), on the other hand.

      WHEREAS, the Pero Family Limited Partnership, a Vermont limited partnership ("Pero"), acquired sole ownership of CampaMed Corp., a Delaware corporation (the "Original CampaMed"), as a result of its acquisition of certain shares of stock of the Original CampaMed from the Original Owners pursuant to that stock purchase agreement between Pero and the Original Owners dated as of December 12, 1996, as amended by that amendment dated as of November 19, 1997 (the "Original Agreement");

      WHEREAS, the Original Agreement provided for the Original Owners to receive a deferred payment to be paid out on a contingent basis in the form of a royalty on sales relating to the exploitation of certain assets then owned by the Original CampaMed, as specified in Schedule "A" to the Original Agreement (the "Original Assets"), including without limitation any compound, substance or ingredient derived or isolated from Cat's Claw (a/k/a Uncario Tormentosa) (a "Cat's Claw Substance"), such as that product presently known as C-Med 100;

      WHEREAS, the Original Assets were subsequently transferred to CampaMed LLC, a New Jersey limited liability company ("Seller"), and Seller assumed the aforementioned royalty obligation;

      WHEREAS, Buyer now wishes to purchase the Original Assets from Seller (the "Transaction") pursuant to an Asset Purchase Agreement dated November 6, 2003 by and among Seller, Buyer and certain other parties (the "Acquisition Agreement"); and

      WHEREAS, as part of the Transaction, Buyer and Seller wish to discharge the aforementioned royalty obligation, to receive the Original Owners' approval of the Transaction, and to obtain certain consulting services from the Original Owners with respect to the "Acquired Assets" (such term when used herein to have the same definition as it has in the Acquisition Agreement, such that it includes, inter alia, all of the Original Assets); and the Original Owners are willing to relinquish said royalty right, to grant such approval and to provide such services, upon the terms set forth below;

      NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration received, the parties hereby agree as follows:

      1. Representations, Warranties & Covenants. (a) In order to induce Buyer to enter into the Acquisition Agreement and to consummate the Transaction and to be bound by the terms and conditions hereof, each of the Original Owners represents, warrants, covenants and confirms the following:

      (i) Annexed as Exhibit I hereto is a true, complete and correct copy of the Original Agreement, including all exhibits, schedules, amendments and supplements thereto

            (ii) The Original Owners consent to the execution and delivery of the Acquisition Agreement and to the consummation of the Transaction.

            (iii) All shares of capital stock of the Original CampaMed not then owned by Pero were acquired by Pero from the Original Owners under the Original Agreement and Pero, as a result thereof, became the sole stockholder of the Original CampaMed.

            (iv) To the knowledge of the Original Owners, there is no entity known as CampaMed Inc. or CampaMed Corporation that has or ever had any claim to title of the Original Assets, and all references to "CampaMed Inc." and/or "CampaMed Corporation" in the Original Agreement and related documents and communications are intended to and should be deemed references to the Original CampaMed.

            (v) Effective upon the closing of the Transaction (the "Closing"), each of the Original Owners, on behalf of themselves and their successors and assigns, waives, releases and relinquishes, in favor of Buyer, any right, claim, interest and lien which any such party or any affiliate thereof now has or hereafter may have in and to any of the Acquired Assets, whether or not such Acquired Assets were the subject of the Original Agreement; provided, however, the foregoing shall not be deemed to affect the non-exclusive nature of the rights granted with respect to the medical herbarium list constituting part of the Original Assets.

            (vi) Other than the Original Agreement and this agreement, none of the Original Owners is party to any agreement (or amendments or supplements thereto) relating to the Original Assets and/or the Acquired Assets and none of the Original Owners has sold, transferred or assigned any of its rights relating to the Original Agreement and the Original Assets.

            (b) In order to induce Buyer to enter into the Acquisition Agreement and to consummate the Transaction and to be bound by the terms and conditions hereof, Michael L. K. Hwang, as executor of the Estate of John B. Elliott, represents that said estate has not distributed and retains all of the rights held by John B. Elliot relating to the Original Agreement and the Original Assets.

            (c) In order to induce the Original Owners to enter into this agreement, to approve the Transaction, and to grant the consents and releases set forth herein, Buyer hereby represents, warrants and confirms to each of the Original Owners that:

            (i) Annexed as Exhibit II hereto is a true, complete and correct copy of the Acquisition Agreement, including all exhibits, schedules, amendments and supplements thereto.

            (ii) No agreements, undertakings, or understandings exist between Buyer (or any affiliate) and Seller (or any affiliate) with respect to the Transaction or the Original Assets other than the Acquisition Agreement, and the Acquisition Agreement sets forth the entirety of the agreement between them in this regard.

            (iii) Buyer has the full power and authority to enter into and perform this agreement, and this agreement will not conflict with any other agreement to which Buyer is a party, or otherwise violate any right of any third party.

            (d) With respect to any breach by any party of its or his representations, warranties and covenants hereunder, the breaching party hereby indemnifies the other parties against any loss or damage, including reasonable attorneys' fees, incurred by reason of said breach.

      2. Waivers & Releases. (a) Subject to and effective upon Full Compliance (as defined below), each of the Original Owners waives all defaults (and all rights and remedies with respect thereto), if any, which have arisen under the Original Agreement, including without limitation all defaults, if any, under
Section 4 of the aforementioned amendment to the Original Agreement.

            (b) At or before the Closing, outstanding royalties due under the Original Agreement in the amount of $20,000 will be paid by Buyer to the Original Owners (by delivering a set of certified checks made payable to the order of each Original Owner for his respective percentage share thereof, as specified in Schedule "B"); and releases (i) executed respectively by Pero, Seller and the Original CampaMed in favor of the Original Owners in the form annexed hereto as Exhibit III; (ii) executed by the Original Owners in favor of the CampaMed Parties in the form annexed hereto as Exhibit IIIA; and (iii) executed by the Original Owners in favor of Buyer in the form annexed hereto as
Exhibit IIIB, will be exchanged.

            (c) Subject to and effective upon Full Compliance, the Original Agreement shall be deemed null and void, and thereafter none of Buyer, any of the CampaMed Parties or any of the Original Owners shall have any liability under the Original Agreement.

            (d) As used herein, "Full Compliance" shall mean that each and all of the following conditions precedent have been met: (i) the Closing has been completed; (ii) the $20,000 in royalties set forth in Section 2(b) payable in full to the Original Owners shall have been delivered to Peter Koepke on behalf of the original owners; and (iii) Peter Koepke, on behalf of the Original Owners shall have received fully executed duplicates of the releases described in clause (i) of Section 2(b) by Seller, Pero and the Original CampaMed.

            3. Further Assurances. Each of the parties shall from time to time after the Closing, at the sole cost and expense of the requesting party, take any and all actions, and execute, acknowledge, deliver, file and/or record any and all documents and instruments that any other party may reasonably request in order to more fully effect, consummate, confirm or evidence the transactions contemplated hereby or to more effectively transfer, convey and assign to Buyer and/or a designee thereof, and put Buyer and/or a designee thereof, as the case may be, in actual possession and control of, the Acquired Assets. Each of the Original Owners further agrees to assist or consult with Buyer and/or a designee thereof in good faith, as reasonably appropriate, if additional documents or instruments are required for submission to the U.S. Patent and Trademark Office or trademark offices worldwide to carry out the purpose and intent of this agreement. Without limiting the generality of the foregoing, each of such parties shall cooperate and take all steps reasonably requested by Buyer to perfect, confirm and protect Buyer's rights, including without limitation, intellectual property rights, title and interest in and to the Acquired Assets including without limitation, executing and delivering all documents, filing registration and assignment documents, and giving testimony, at Buyer's expense.

            4. Consulting Services. (a) For the one-year period commencing on the date of the Closing, the Original Owners agree to perform such consulting services as Buyer may from time to time reasonably request, subject to their professional availability and with Buyer to reimburse the reasonable expenses incurred by the Original Owners in performing such requested consulting services, and provided that such consulting services shall not require more than 20 hours of time in the aggregate.

            5. Sales Royalties. (a) Effective upon the Closing, Buyer will, subject to the terms hereof, pay royalties to the Original Owners in connection with all sales of any product or service based upon or derived from the Original Assets (a "Product"), including without limitation the sale or licensing of any Cat's Claw Substance, until such time as a total aggregate amount of $347,700 of such royalty earnings (the "Total Royalty Amount") has been paid out to Original Owners hereunder. Said royalties shall be as follows:

            (i) When the Product consists of an article that is sold in the final form in which it will be marketed to the public (whether sold at retail or wholesale) ("Product Sales"), an amount equal to 6% of the applicable Revenues (as defined below).

            (ii) When the Product consists of an ingredient or component sold to the trade for incorporation into a third-party product to be produced and sold by an unaffiliated third-party manufacturer ("Ingredient Sales"),10% of the applicable Revenues.

            (iii) If Buyer (or any affiliate) grants an unaffiliated third party a license to manufacture or produce any Product ("Product Licensing"), an amount equal to 50% of the applicable Revenues.

            (b) As used herein, "Revenues" shall mean the following: (i) in the case of Product Sales or Ingredient Sales, as the case may be, the total gross amount of revenues received by Buyer or any affiliate from Products Sales or Ingredient Sales, as the case may be, net of refunds, rebates or returns, but without other deductions of any kind; and (ii) in the case of Product Licensing, the total gross amount of royalties, license fees, advances, guarantees, or other compensation paid to Buyer or any affiliate by the licensee (or any affiliate of the licensee) in consideration of each applicable license.

            (c) Effective upon the Closing, in the event of a sale of a controlling interest in Buyer, or a sale by Buyer of substantially all of the Original Assets, or a sale by Buyer of substantially all rights in C-Med 100 or any other Cat's Claw Substance, or if any shares of Buyer (or any affiliate having any right to exploit the Original Assets) become publicly tradable on any exchange in the United States, Canada or Europe (such as NASDAQ), Buyer shall immediately make payment in full to the Original Owners of the full amount of the then unpaid balance of the Total Royalty Amount, if any. In this regard, any license granted with respect to the exploitation of the Original Assets, and/or of C-Med 100 or any other Cat's Claw Substance, shall be deemed a sale if such license provides the licensee with exclusive rights in the United States and has a term in excess of five years.

            (d) Buyer may at any time fully discharge its obligation to pay and account for royalties hereunder by making payment in full of the then-outstanding balance of the Total Royalty Amount.

      6. Accounting. (a) Royalties shall be calculated and paid on a quarterly basis. Buyer shall render a written royalty statement to each of the Original Owners for each calendar quarter hereunder no later than 30 days after the close thereof. Each such statement shall show the source and amount of Revenues attributable to the applicable quarter, and the calculation of the royalty earnings due thereon, and shall be accompanied by payment in full of the Original Owner's share of such earnings. Upon request, Buyer shall provide such additional detail as the Original Owners may reasonably require to enable them to verify said calculation. Royalty statements and payments shall continue to be rendered until such time as the Total Royalty Amount is paid in full.

            (b) The Original Owners shall share in royalty earnings hereunder on the proportional percentage basis specified in the attached Schedule "B," and each payment of quarterly royalty earnings hereunder shall be made by making separate payment to each Original Owner of his respective percentage share thereof, as specified in Schedule "B," supported by a copy of the applicable royalty statement. All payments shall be made in United States dollars by means of a check drawn upon a U.S. bank. Any overdue amounts shall accrue interest at the rate of 10% per annum, calculated from the original due date. Each payment shall be accompanied by the applicable statement, as provided above.

            (c) The Original Owners shall have the right to inspect and audit all of Buyer's records and books of account insofar as they relate to this agreement. Such audits shall take place upon reasonable notice, during normal business hours, but not more than once in any calendar year. The cost of each such audit shall be borne solely by the Original Owners unless accounting errors amounting to seven and one-half percent (7.5%) or more of the applicable total are found to the disadvantage of any Original Owner, in which case the cost of said inspection and audit shall be borne by Buyer.

      7. Stock Options. Effective upon the Closing, Buyer shall issue to each of the Original Owners options (the "Options") to purchase an aggregate of 150,000 shares of the common stock of Buyer ("Common Stock") at an exercise price of one tenth of one cent ($0.001) per share (i.e., a total aggregate price of $150 for all such shares), such Options to be issued to each Original Owner in the amount obtained by multiplying the percentage set forth across from each individual owner in Schedule B by 150,000. The Options will be issued under, and subject to, a stock option agreement substantially in the form of Exhibit IV ("Option Agreement"); provided, however, that upon exercise of the Option the Common Stock will be afforded, for a period ending on October 1, 2006, no less favorable rights and treatment, and no more unfavorable obligations, in respect of the sale and registration thereof than is afforded by Buyer to Richard S. Serbin individually.

      8. Miscellaneous. (a) For the purposes of this agreement, entities shall be deemed to be affiliates of, or affiliated with, one another, if, directly or indirectly, either controls the other or both are under common control. In this regard, "control" shall deemed to be mean the power to direct the management and policies of the controlled entity, whether through ownership of voting securities, by contract or otherwise. Entities shall be deemed to be unaffiliated only if no such control exists.

            (b) This agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (oral or written), between the parties with respect to the subject matter hereof.

            (c) This agreement shall be governed by and controlled by and interpreted under the internal laws of the State of New York, without regard to conflicts of law principles. Each party hereto (i) agrees that any legal suit, action or proceeding arising out of or relating to this agreement shall be instituted exclusively in the New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York,
(ii) waives any objection which such party may have now or hereafter based upon forum non conveniens or to the venue of any such suit, action or proceeding, and
(iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each party further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York or in the United States District Court for the Southern District of New York and agrees that service of process served in compliance with the notice provision of subsection (d) below will be deemed in every respect effective service of process upon the recipient in any suit, action or proceeding Notwithstanding the foregoing, any party may elect to have any or all disputes arising hereunder adjudicated by binding arbitration in the State and County of New York before a single arbitrator pursuant to the international arbitration rules of the American Arbitration Association (the "AAA"), other than claims for preliminary injunctive relief or other pre-judgment remedies. If no single arbitrator can be agreed upon by the parties, the arbitrator(s) shall be selected in accordance with the rules of the AAA. The foregoing obligation to arbitrate shall be specifically enforceable. The prevailing party (plaintiff or defendant) in any suit, action, proceeding or arbitration hereunder shall be entitled to recover, in addition to any other relief awarded, its reasonable attorneys' fees and other costs and expenses.

            (d) All notices, statements and communications required or permitted to be given hereunder shall be sent to the parties, at their respective addresses, as first set forth above, by first-class mail, by facsimile transmission, or by an established "overnight" courier service (such as FedEx); except for notices relating to termination or to claimed breach, which shall be sent by certified mail (return receipt requested) or by such courier service, with an advance copy by facsimile transmission or e-mail. A copy of all notices to the Original Owners shall be provided to the following attorneys:

                  Stout & Thomas                            Tel: (212) 754-6120
                  477 Madison Avenue, 15th Floor            Fax: (212) 754-6809
                  New York, NY 10022, U.S.A.
                  Attention: Michael Stout or John Thomas

      A copy of all notices to Buyer shall be provided to the following attorneys:

                                    Blank Rome LLP
                                    405 Lexington Avenue, 23rd Floor
                                    New York, NY 10174
                                    Attention: Robert J. Mittman
                                    Tel: (212) 885-5555
                                    Fax: (212) 885-5001

            (e) The provisions herein shall bind and inure to the benefit of the parties hereto, the and their respective officers, directors, trustees, principals, affiliates, heirs, executors, administrators, successors and assigns.

            (f) This agreement is personal to the parties, and cannot be assigned by any act of any party or by operation of law, without the express written consent of each of the other parties, not to be unreasonably withheld.

            (g) This agreement shall not be deemed to create a partnership, joint-venture, agency, employee/employer or similar relationship between any of the parties.

            (h) This agreement cannot be amended, modified or waived except in a writing signed by the party having the obligation. The waiver by either party of any instance of breach hereof shall not operate or be construed as a waiver of any other instance of breach.

            (i) Neither this agreement nor any provision hereof shall be construed against any party on the ground that it was drafted by that party. To the maximum extent possible, each provision hereof shall be interpreted so as to be valid and effective under all applicable laws. If any provision is determined under any applicable law to be prohibited or invalid, that provision shall be deemed deleted and/or modified to the minimum extent necessary in order to bring it into legal compliance consistent with the original intent of the parties. Section headings herein are provided solely for convenient reference and shall not be deemed to have any substantive effect.

      IN WITNESS WHEREOF, the parties have executed this agreement as of the date first set forth above.

OPTGENEX  INC.


By: /s/ Richard S. Serbin
    -------------------------------
    Name: Richard Serbin
    Title: President


/s/ Pierre Apraxine
-----------------------------------
PIERRE APRAXINE


/s/ Micheal L.K. Hwang
-----------------------------------
MICHAEL L.K. HWANG, AS EXECUTOR
 OF THE ESTATE OF JOHN B. ELLIOTT


/s/ Anthony Christian Flood
-----------------------------------
ANTHONY CHRISTIAN FLOOD


/s/ Peter Koepke
-----------------------------------
PETER KOEPKE